Exhibit 6.26

ROYALTY AGREEMENT

This Royalty Agreement (“Agreement”), effective as of April 12, 2021 (the “Effective Date”), is by and between Naqi Logix Inc., a corporation formed under the laws of the Province of British Columbia, with its registered office at 1055 West Hastings Street, Suite 1700, Vancouver, British Columbia, V6E 2E9 (“Naqi”), Harrisburg University of Science and Technology, a private university incorporated under the laws of the Commonwealth of Pennsylvania, of 326 Market St, Harrisburg, PA 17101 (“University”). Naqi and the University are hereinafter referred to individually as a “Party” and collectively as “Parties”.

RECITALS:

WHEREAS, Naqi and the University intend to enter into an independent contractor agreement pursuant to which the University will commit to provide Naqi with certain services (“Independent Contractor Agreement”).

WHEREAS, in partial consideration for the Independent Contractor Agreement, Naqi has agreed to pay the University royalties.

NOW THEREFORE, in consideration of the material covenants and promises set forth and referenced herein, the receipt and sufficiency of which is hereby agreed and acknowledged, the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, the following terms will have the following meanings:

“Deductible Expenses” means the following costs incurred by or on behalf of Naqi directly in relation to the sale or supply of Products to Naqi Customers:

(a)	hosting, server, software, hardware, support, and/or maintenance costs directly incurred to supply or support Products that consist of subscription services:

(b)	discounts, rebates, chargebacks, retroactive price adjustments, commissions paid to arm’s length selling representatives, and administrative fees directly incurred to promote, make, and/or service sales of Products; and

(c)	reasonable costs and expenses that are incurred to collect Revenues (including legal fees and accounting fees).

“Effective Date” has the meaning ascribed at the top of the first page hereof.

“Incidental Charges” means charges that are incidental to the sale and supply of Products, such as, for example, shipping costs, insurance charges, customs brokerage fees, import taxes, export taxes, sales taxes, use and consumption taxes, excise taxes and levies, consumption tax, custom duties, tariffs, and any other governmental taxes or levies.

“Independent Contractor Agreement” has the meaning ascribed in the Recitals.

“Maximum University Royalties” has the meaning ascribed in Section 2.1.

“Naqi Customers” means Persons to whom Naqi sells or supplies Products.

“Naqi IP” mean all proprietary rights and interests in, to, or associated with Naqi Technology, including, without limitation, Naqi Patents, copyrights, industrial designs, mask works, integrated circuit topographies, confidential information, and trade secrets.

“Naqi Patents” means all patent applications and issued patents owned by Naqi that claim or disclose any of the Naqi Technology, including those identified in Schedule “A”.

“Naqi Technology” means any and all forms and manifestations of technology and technological assets owned, controlled or used by Naqi that falls within the general categories of technology identified in Schedule “B”

“Net Revenue” means: (a) Revenue collected by or on behalf of Naqi, less (b) Deductible Expenses.

“Person” means any individual, sole proprietorship, corporation, partnership, firm, entity, governmental body, association, unincorporated organization, educational institution, bank, trust company or governmental, or regulatory authority.

“Products” means all goods and services that: (i) are sold or supplied by or on behalf of Naqi to Naqi Customers; and (ii) which incorporate, embody, or are delivered using any Naqi Technology, Naqi Patents, or any other Naqi IP.

“Revenue” means prices, fees, and other amounts payable by Naqi Customers in consideration of Products. For greater certainty, Revenue does not include Incidental Charges.

“Third Party”, “Third Party Agreement”, “Third Party Royalties”, and “Third Party Technology” have the meanings ascribed in Section 3.1.

2.	ROYALTIES

2.1	Commitment: In partial consideration of the University entering into the Independent Contractor Agreement, on and subject to the terms and conditions set out herein, Naqi will, no later than 60 days following the end of each calendar quarter, pay to the University royalties (“University Royalties”) in an amount equal to 2.5% of Net Revenue that accrues in each calendar quarter until such time as the University shall have received aggregate University Royalties equal to US$300,000.00 (“Maximum University Royalties”), at which time Naqi’s obligation to pay University Royalties hereunder will cease completely.

2.2	Reporting: Naqi Inc will, no later than 60 days following the end of each calendar quarter, provide a report to the University specifying the Net Revenue and the University Royalties payable for that completed calendar quarter.

2.3	Royalty Payments: Subject to the following sentence, all University Royalties will be due and payable in US Dollars within 60 days after the end of each calendar quarter. Naqi will be entitled to withhold a regular payment of University Royalties if the University Royalties payable for a calendar quarter are less than US$1,000, provided that the deferred University Royalties will be added to the University Royalties that accrue in the next calendar quarter.

2.4	Withholding Tax: If Naqi is obligated by applicable Canadian law to deduct or withhold any amounts from University Royalty payments (e.g. on account of withholding tax), then, the Parties will cooperate diligently to procure for the University from the applicable government (a) an exemption from that Canadian obligation or (b) a corresponding credit toward the University’s US tax obligations.

2.5	Confidentiality: All information and material disclosed by Naqi, or accessed by the University, in relation to this Agreement, including, without limitation, Revenue, Deductible Expenses, Incidental Charges, and University Royalties, are strictly confidential and proprietary to Naqi Inc. The University will not use, copy, or disclose to others any of such information except to the extent expressly approved by Naqi in writing.

3.	THIRD PARTIES

3.1	Definitions: In this Section:

“Third Party” means an arm’s length Person who enters a Third Party Agreement with Naqi Inc.

“Third Party Agreement” means a contract between Naqi and an arm’s length Third Party pursuant to which Naqi acquires ownership of or permission to use Third Party Technology, including by way of license and/or subscription.

“Third Party Royalties” means royalties calculated on Net Revenue that Naqi agrees to pay to a Third Party pursuant to a Third Party Agreement.

“Third Party Technology” means proprietary technology that Naqi acquires or licenses from an arm’s length Third Party and which Naqi incorporates into any Products or into the means for delivering Products.

3.2	Proportional Royalty Reduction: When Naqi enters into Third Party Agreements, it may elect to reduce its quarterly royalty burden by unilaterally reducing University Royalties, going forward, on the following basis:

3.2.1	Subject to the balance of this Section, Naqi may reduce University Royalties by an amount equal to one-half of all Third Party Royalties (hence, for example, if Naqi were to agree to pay Third Party Royalties equal to 1% of Net Revenues, it would be entitled to reduce the University Royalties by 0.5 % of Net Revenues, resulting in the following royalty split: (i) 2% of Net Revenues to the University; and (ii) 1% of Net Revenues to the Third Parties);

3.2.2	regardless of the foregoing:

3.2.2.1	Naqi may not reduce University Royalties under this Section below 1.67%; and

3.2.2.2	if Naqi desires to pay Third Party Royalties that exceed those limits, it must absorb the entire excess.

3.2.3	Nothing in this Section will lower, limit or otherwise reduce Maximum University Royalties payable by Naqi.

4.	TERM AND TERMINATION

4.1	Term: This Agreement will begin on the Effective Date and will continue until the Maximum University Royalties shall have been paid in full or the Agreement is otherwise terminated in accordance with this Section 4 (“Term”).

4.2	Early Termination Rights:

4.2.1	Either Party may terminate this Agreement by giving to the other Party written notice of termination upon the occurrence of any of the following events: (a) the other Party breaches or defaults any of its material obligations under this Agreement, or any other agreement between Naqi and the University, and fails to cure the breach or default within thirty (30) calendar days of receipt of written notice thereof; except that, in the event of any breach that is incapable of being cured, such termination will be effective immediately; (b) the other Party makes an assignment for the benefit of creditors or is unable to pay its debts as they mature in the ordinary course of business; (c) any proceedings are instituted by or against the other Party under any insolvency laws or for reorganization, receivership or dissolution.

4.2.2	Naqi Inc may terminate this Agreement: upon written notice to the University, effective immediately, if: (a) any independent claims set out in any of the Naqi Patents are cancelled, invalidated, or rejected; (b) any other Naqi IP of value to Naqi is determined to be materially invalid, unenforceable, public domain, void, open source, or subject to adverse claims of ownership; or (c) the Independent Contractor Agreement is terminated.

4.3	Effect of Termination: The termination or expiration of this Agreement will not affect or prejudice any rights or obligations which shall have accrued or arisen under this Agreement prior to the time of termination, and such rights and obligations shall survive the termination of this Agreement indefinitely. Any Article expressly or impliedly intended to survive termination or expiration of this Agreement will survive, including Sections 2.5, 4.3, and 6.

5.	NOTICES

All notices and requests required or permitted under this Agreement,

(a)	will be in writing,

(b)	may be delivered personally, sent by commercial courier with tracking capabilities - costs prepaid, mailed by certified or registered mail - return receipt requested with postage prepaid, at the option of the sending Party, and

(c)	will be sent to and will be effective on the date of recorded delivery at the receiving Party’s address for notice. The initial address for notice is set forth below. Any subsequent address for notice will be changed by notice given pursuant to this Section 5.

If to Naqi Inc:

Naqi Logix Inc.

1055 West Hastings Street, Suite 1700

Vancouver, British Columbia

V6E 2E9

Attention: Mark Godsy

If to the University:

Harrisburg University of Science and Technology

326 Market St,

Harrisburg, PA

17101, USA

Attention: Eric D. Darr

6.	GENERAL

6.1	Assignment: This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement will enure to and bind all successors, assigns, receivers and trustees of the respective Parties hereto.

6.2	Waivers: No waiver by a Party of any condition or breach of any provision of this Agreement will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other provision.

6.3	Counterparts: This Agreement may be executed simultaneously in identical counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such Party.

6.4	Construction: The Section headings are for convenience only and will not be deemed part of this Agreement. Any rule of construction resolving ambiguities against the drafting Party will not apply in the interpretation of this Agreement. No specific representation, warranty or covenant contained in this Agreement will limit the generality or applicability of a more general representation, warranty or covenant.

6.5	Independent Contractors: Each Party’s relationship with the other is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to create a partnership, agency, joint venture or employment relationship. No Party will be entitled to any of the benefits that the other may make available to its employees, including group health or life insurance, profit sharing or retirement benefits. No Party is authorized to make any representation, contract or commitment on behalf of the other.

6.6	Severability: If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions; provided, however that if the Parties are unable to so change the provision, then the affected Party may terminate this Agreement upon thirty (30) days notice.

6.7	Governing Law: This Agreement is governed by and will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. For the purpose of all legal proceedings, this Agreement will be deemed to have been made and performed in the Province of British Columbia and the courts of the Province of British Columbia will have exclusive jurisdiction to entertain any action arising under this Agreement. The Parties each hereby attorn to the jurisdiction of the courts of the Province of British Columbia and agree that a decision of that Court will be fully enforceable in other jurisdictions. To the extent permitted by applicable laws, each Party hereby waives the right to trial by jury of any such suit, action or proceeding.

6.8	Survival: Neither the expiration nor the earlier termination of this Agreement will release either of the Parties from any obligation or liability that shall have accrued prior to such expiration or termination. The provisions of this Agreement requiring performance or fulfilment after the expiration or earlier termination of this Agreement, including this Section 6.8, and such other provisions as are necessary for the interpretation thereof and any other provisions hereof, the nature and intent of which is to survive termination or expiration of this Agreement, will survive the expiration or earlier termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the authorized representatives of the Parties have signed this Agreement:

NAQI LOGIX INC.

By:	/s/ Mark Godsy
Name:	Mark Godsy
Title:	Chief Executive Officer

Naqi Logix – Royalty Agreement (Harrisburg University)

HARRISBURG UNIVERSITY OF SCIENCE AND TECHNOLOGY

By:	/s/ Eric Darr
Name:	Eric Darr
Title:	President

Naqi Logix – Royalty Agreement (Harrisburg University)

SCHEDULE “A”

Naqi Patents

Title	Ctry	Serial #	Filed Date	Patent #	Issue Date	Status	Inventors	Recorded Assignee
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	US	62/449,158	Jan-23-2017		N/A	EXPIRED	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 043885/0993)
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	US	15/877,206	Jan-22-2018	10,275,027	Apr-30-2019	ISSUED	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 022696/0325)
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	WO	PCT/US2018/014736	Jan-22-2018		N/A	EXPIRED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 62/449,158) but not recorded. Naqi Logics, LLC shows as Applicant.
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	IN	201917029654	Jan-22-2018		N/A	PUBLISHED	David Lee Segal	Naqi Logics, LLC
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	EP	18741177.2	Jan-22-2018		N/A	PUBLISHED	David Lee Segal	Naqi Logics, LLC
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	CA	3,051,095	Jan-22-2018		N/A	PENDING	David Lee Segal	Naqi Logics, LLC
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	HK	62020007447.9	Jan-22-2018		N/A	PUBLISHED	David Lee Segal	Naqi Logics, LLC

Title	Ctry	Serial #	Filed Date	Patent #	Issue Date	Status	Inventors	Recorded Assignee
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	US	16/356,701	Mar-18-2019	10,606,354	Mar-31-2020	ISSUED	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 04826/0415)
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	US	16/834,085	Mar-30-2020	10,866,639	Dec-15-2020	ISSUED	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 053571/0064)
APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTION TO DEFINE ACTIONS, FUNCTIONS OR EXECUTION	US	17/114,737	Dec-08-2020		N/A	PENDING	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 054861/0656)
SYSTEM AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	EP	18210066.9	Oct-1-2014	3467625	Aug-5-2020	ISSUED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.
SYSTEM AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	HK	19130623.2	Oct-1-2014		N/A	PUBLISHED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.
SYSTEM AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	FR	18210066.9	Oct-1-2014	3467625	Aug-5-2020	ISSUED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.
SYSTEM AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	DE	602014068798.9	Oct-1-2014	3467625	Aug-5-2020	ISSUED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.
SYSTEM AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	GB	18210066.9	Oct-1-2014	3467625	Aug-5-2020	ISSUED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.

Title	Ctry	Serial #	Filed Date	Patent #	Issue Date	Status	Inventors	Recorded Assignee
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	EP	14187255.6	Oct-1-2014	2857935	Dec-5- 2018	ISSUED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	IL	234924	Oct-1-2014	234924	Mar-1- 2018	ISSUED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	DE	14187255.6	Oct-1-2014	2857935	Dec-5- 2018	ISSUED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	FR	14187255.6	Oct-1-2014	2857935	Dec-5- 2018	ISSUED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	GB	14187255.6	Oct-1-2014	2857935	Dec-5- 2018	ISSUED	David Lee Segal	Assigned to Naqi Logics, LLC (by priority to 14/295,733) but not recorded. D. Segal shown as Applicant.
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	US	15/186,910	Jun-20-2016	10,126,816	Nov-13- 2018	ISSUED	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 039052/0959)
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	US	16/142,279	Sep-26-2018	10,809,803	Oct-20- 2020	ISSUED	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 050641/0762)

Title	Ctry	Serial #	Filed Date	Patent #	Issue Date	Status	Inventors	Recorded Assignee
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	US	17/073,717	Oct-19-2020		N/A	PENDING	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 054107/0947)
SYSTEMS AND METHODS FOR OPERATOR MONITORING AND FATIGUE DETECTION	US	63/145,759	Feb-4-2021		N/A	PENDING	Sai Hardhik Jaddu Satyanarayana Jaddu	Naqi Logics, LLC (Reel/Frame: 055212/0076)
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	US	61/886,045	October-2-2013		N/A	EXPIRED	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 055447/0896)
SYSTEMS AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES	US	14/295,733	Jun-4-2014	9,405,366	Aug-2-2016	ISSUED	David Lee Segal	Naqi Logics, LLC (Reel/Frame: 039055/0880)

SCHEDULE “B”

Naqi Technology

(General outline)

Systems, methods, software, apparatus, devices, data, and equipment that perform any or all of the following functions:

1. Sensing, monitoring, measuring, and interpreting the following types of user information (“User Information”) using any or all of the following methods and devices, and any other methods and devices that gather and process the User Information:

User Information	Methods and Devices
A user’s imagined or visualized directions and related brainwaves (such as Mu Rhythms)	Reading EEG data using an EEG headset or like device

A user’s movement in the form of microgestures	Sensing and interpreting microgyro, accelerometer, and magnetometer data from an earbud or like device

Primer input in the form of pre-defined EEG signals or EMG signals	Using EEG sensors to identify brainwaves and/or electromyography signals that prepare and notify the processor that intended input is forthcoming

Primer input in the form of inner ear air pressure and/or inner ear tactile pressure	Using air pressure sensors and touch-sensitive sensors to identify signals that prepare and notify the processor that intended input is forthcoming

Primer input in the form of microgestures	Using microgyro, accelerometer and magnetometer sensors to identify movement that is intended to prepare and notify the processor that intended input is forthcoming

2. Translating, interpreting, and converting User Information into a variety of inputs and instructions for devices and processors, including but not limited to, three dimensional line pattern input and directional input.

3. Enabling users to input instructions, including three dimensional line patterns and directional input, into processors and equipment, and thereby to operate processors and equipment with User Information.

4. Employing any of the foregoing to detect and gather information about users, such as the user’s state of health, alertness, activities, behavior, and position, and to create alerts and alarms when a problem is detected.

5. Performing all the foregoing functions using devices attached to the user’s head, such as earbuds, EEG headsets, and the like.

6.  Employing formal visualization patterns and methods (such as directions, gridlines, and Runes) to plot, map, translate, and convert thoughts, intentions, and motivations of the user in conjunction with any of the foregoing.

All technologies and technological assets developed, invented, authored, generated, compiled or acquired in conjunction with any or all of the foregoing, or that address or compete with the same kinds of functions.

B-1